Exhibit 3.233

CERTIFICATE OF FORMATION

OF

FBR INVESTMENTS LLC

1. The name of the limited liability company is FBR Investments LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of FBR Investments LLC this 26th day of October, 2006.

/s/ Sarah Mudho
Sarah Mudho Authorized Person